Exhibit 10.3

Executive - Breeze

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT - STOCK SETTLED

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants stock appreciation rights (“SARs”) relating to its common stock, $.01 par value per share (the “Stock”), to the Grantee named below subject to the restrictions and vesting conditions set forth in the attachment (the “Agreement”).  The terms and conditions of the SARs are set forth in this cover sheet, the Agreement, and in the Company’s 2015 Omnibus Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

Grant Date:	[Grant Date]

Name of Grantee:	[Full Name]

Number of Shares of Stock Subject to the SARs:	[# of SARs]

SAR Grant Price per Share:	[$__.__] (At least 100% of Fair Market Value on the Grant Date)

Vesting Start Date:	[Vesting Start Date]

By agreeing to accept this Agreement online, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available in your Shareworks document library, or upon request to the Secretary.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

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ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Stock Appreciation Rights	This grant is an award of stock appreciation rights (“SARs”) exercisable for the number of shares set forth on the cover sheet, subject to the vesting conditions described below.

Vesting

The SARs are only exercisable before they expire and then only with respect to the vested portion of the SARs.  Subject to the preceding sentence, you may exercise the SARs, in whole or in part, for a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the SARs, by following the procedures set forth in the Plan and below in this Agreement.

Your right to exercise the SARs vests as to one-third (1/3) of the total number of shares of Stock subject to the SARs, as shown on the cover sheet, on the first, second and third anniversaries of the Vesting Start Date ("Anniversary Date"), provided you then continue in Service.  The resulting aggregate number of vested SARs will be rounded to the nearest whole number, and you cannot vest in more than the number of SARs shown on the cover sheet.

No additional SARs will vest after your Service has terminated for any reason.

Termination after Long-Term Service

Notwithstanding the foregoing vesting rules, if you incur a termination of Service other than for “Cause” (an “Involuntary Termination”), at any time after you have provided fifteen (15) years of Service to the Company or its Affiliates, you shall be one hundred percent (100%) vested in the SARs as of the date of such termination of Service.

As used herein, the term “Cause” shall mean reasons justifying termination with immediate effect pursuant to your "Employment Contract" (that certain Employment Contract between you and RGLD Gold AG dated [Employment Contract Date], as the same may be amended after the date hereof.)

Involuntary Termination

Notwithstanding the foregoing vesting rules, if you incur an Involuntary Termination during the term of your Employment Contract, you shall be one hundred percent (100%) vested in the SARs as of the date of such Involuntary Termination.

Term

Your SARs will expire in any event at the close of business at Company headquarters on the day of the 10th anniversary of the Grant Date, as shown on the cover sheet.  Your SARs will expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than death, Disability or Cause, then your unvested SARs will expire immediately and your vested SARs will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your SARs and the SARs shall immediately expire.

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Death

If your Service terminates because of your death, then your unvested SARs will expire immediately and your vested SARs will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death.  During that twelve month period, your estate or heirs may exercise the vested portion of your SARs.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause),  and a vested portion of your SARs has not yet been exercised, then your SARs will instead expire on the date twelve (12) months after your termination date.  In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your SARs.

Disability

If your Service terminates because of your Disability, then your unvested SARs will expire immediately and your vested SARs will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Extension of Expiration Date

Notwithstanding the foregoing, if (i) you are terminated without Cause or pursuant to Clause 9.8 of your Employment Contract, or your employment terminates due to death or Disability, and (ii) you are precluded from selling in the open market any shares of Stock underlying the SARs for any portion of the period of time between the date of termination of your Service and the expiration date of the SARs set forth in the section entitled “Regular Termination,” “Death” or “Disability” above, as applicable, by reason of any lock-up agreement restricting your ability to sell such Stock in the open market or under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), then the expiration date for the SARs shall be extended for a period of time equal to the number of days that you were precluded from selling such Stock during the exercise period, provided, however, that the expiration date shall not be extended pursuant to this section beyond the tenth (10th) anniversary of the Grant Date.

Leaves of Absence	For purposes of this award of SARs, the impact of any leave of absence on your Service shall be determined in accordance with Company policies and procedures and Applicable Laws.

Notice of Exercise

When you wish to exercise this award of SARs, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form.  Your notice must specify how many SARs you wish to exercise (in a parcel of at least 100 SARs generally).  Your notice must also specify how the shares of Stock received on the exercise of your SARs should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Company.

If someone else wants to exercise the SARs after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Payment for SARs

Upon your exercise of the SARs, the Company shall pay you in shares of Stock an amount equal to the positive difference (if any) between the Fair Market Value of a share of Stock on the exercise date and the SAR Grant Price, multiplied by the

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number of SARs being exercised. Any fractional shares of Stock shall be paid to you in cash.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements consistent with Company policies and procedures to pay any withholding or other taxes that may be due as a result of this grant or the exercise, vesting, settlement or issuance of shares related to this grant.  You may satisfy such withholding or other tax obligations by remitting cash payments to the Company within the time periods specified by Company policies and procedures or, to the extent permitted under Applicable Law, by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you as a result of this grant.  The shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

In the event that the Company determines that any withholding or other tax is required and you have not made satisfactory arrangements to satisfy such obligations within the time periods specified by Company policies and procedures, the Company shall have the right to:  (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) withhold shares of Stock otherwise issuable to you as a result of this grant.  Any shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

Transfer of SARs

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the SARs.  You cannot transfer or assign the SARs.  For instance, you may not sell the SARs or use them as security for a loan.  If you attempt to do any of these things, the SARs will immediately become invalid.  You may, however, dispose of the SARs in your will or the SARs may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your SARs in any other way.

Retention Rights

Neither your SARs nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Stock received pursuant to the exercise of your SARs have been issued.  Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares are issued.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding SARs, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of SARs or (B) a forfeiture of any Stock acquired by you upon the exercise of SARs. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if, within one year following your termination of

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Service, you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring, investing in and managing precious metal royalties, precious metal streams and similar interests.  Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by the SARs and the SAR Grant Price per share shall be adjusted if required pursuant to the Plan.  Your SARs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the SARs.  Any prior agreements, commitments or negotiations concerning the SARs are superseded.

Other Agreements

You agree, as a condition of the grant of the SARs, that in connection with the exercise of the SARs, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you give explicit consent to process any such personal data.  You also give explicit consent to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting the SARs you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Secretary at (303) 573-1660 to request paper copies of these documents.

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Stock Ownership Requirements

You are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to the SARs together with all other shares of Stock acquired by you pursuant to any other stock appreciation rights grant made under the Plan  (such 50% to be determined after reducing the shares of Stock covered by this grant and all other stock appreciation rights grants made to you under the Plan by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with the exercise of the SARs and such other stock appreciation rights grants) for so long as the number of shares of Stock owned by you is less than the number of shares of Stock which satisfies your stock ownership requirements under the Company’s Stock Ownership Guidelines in effect from time to time.

By agreeing to accept this Agreement online, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.